UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 15, 2013

PANACHE BEVERAGE, INC.
(Exact name of registrant as specified in its charter)

FLORIDA
 (State or Other Jurisdiction of Incorporation)

000-52670
 (Commission File Number)

20-2089854
(I.R.S. Employer Identification No.)

40 West 23rd Street
Floor 2
New York, NY 10010
(Address of principal executive offices, including zip code.)

646-480-7479
(Registrant's Telephone Number, Including Area Code)

Item 1.01.	Entry Into a Material Definitive Agreement.

On May 15, 2013, Panache Distillery, LLC (hereafter "PDL" or "Buyer"), a wholly owned subsidiary of Panache Beverage, Inc. (the "Company") entered into an Asset Purchase Agreement and Amendment Number 1 thereto (collectively the "APA") with Douglas Joint Venture, Empire Joint Venture, and V-3 Joint Venture, LLC, (collectively the "Sellers"), pursuant to which, PDL shall, upon closing, acquire all right, title and interest in and to all assets owned by the Sellers located at 11807 Little Road, New Port Richey, Florida, including without limitation all Real Property, buildings, machinery, inventory, equipment and personalty thereupon (the "Purchased Assets").

As consideration for the Purchased Assets PDL shall pay to Sellers a total purchase price of $4,400,000 (the "Purchase Price"), of which $1,700,000 shall be paid in cash and the remaining $2,700,000 shall be payable in the form a Promissory Note (the "Note") to be held by the Sellers, which shall accrue interest at a rate of 6%, be payable in semiannual installments of interest only, be prepayable without penalty, and be due thirty six months from the date of execution. The Note will be secured by a first lien Purchase Money Mortgage and Security Agreement secured by the Purchased Assets. An amount equal to $250,000 of the cash portion of the purchase price is being held in trust for the benefit of the Sellers (the "Security Deposit").

The Closing of the transaction is conditioned upon the approval by PDL of the condition and viability of the Purchased Assets to be used as a Distillery, and other usual and customary terms and conditions, including usual and customary affirmative and negative covenants, representations and warranties, indemnities, and other provisions for transactions of this type.

The Closing of the transaction contemplated by this APA is expected to take place as soon as PDL has satisfied itself that the Agreement’s terms and conditions, covenants and representations have been satisfied, which is anticipated to occur on or before November 15, 2013, and this period can be extended at the discretion of the Buyer if so desired for a minimum of 30 days.

The foregoing does not purport to be a complete description of the Asset Purchase Agreement and is qualified by reference to the full text of such documents, which will be filed with the Company's next Quarterly Report on Form 10-Q.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 2.03.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Panache Beverage, Inc.

Date: May 21, 2013	By:	/s/ James Dale
James Dale
Chief Executive Officer

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